Exhibit 11.2

January 2, 2020

Commonwealth Thoroughbreds LLC

1450 North Broadway

Lexington, Kentucky 40505

Re:	Offering Statement on Form 1-A of Commonwealth Thoroughbreds LLC

Ladies and Gentlemen:

We hereby consent to the use of our name under the headings “Description of the Timido Filly -- Initial Appraisal” and “Description of the Orb Colt -- Initial Appraisal” in the Offering Circular included in the Offering Statement on Form 1-A of Commonwealth Thoroughbreds LLC and in any amendment or supplement thereto.

Very truly yours, HYPERION THOROUGHBRED CONSULTANTS By: /s/ James Drue Schenck Print Name: Jim Schenck Title: President